Exhibit 99.1

Press Release

National Mentor Holdings, Inc. Announces Second Quarter 2008 Results

BOSTON, Massachusetts, May 15, 2008 – National Mentor Holdings, Inc. (the “Company”) today announced its financial results for the second quarter ended March 31, 2008.

Second Quarter Results

Revenues for the quarter ended March 31, 2008 were $240.2 million, an increase of $13.0 million, or 5.7%, over revenues for the quarter ended March 31, 2007.  Approximately $0.8 million of the revenue increase related to several acquisitions that closed during the last three quarters of the fiscal year ended September 30, 2007 (“fiscal 2007”).  Excluding the revenue growth from these acquisitions, revenues increased $12.2 million, or 5.4%.  Approximately $9.3 million of this increase was due to growth in our existing programs.  The remaining increase of $2.9 million was from new programs that began operations during the last three quarters of fiscal 2007 and the first two quarters of the fiscal year ended September 30, 2008 (“fiscal 2008”).

Income from operations for the quarter ended March 31, 2008 was $11.4 million, a decrease of $2.8 million as compared to income from operations for the quarter ended March 31, 2007.  The operating margin was 4.8% for the quarter ended March 31, 2008, a decrease from 6.2% for the quarter ended March 31, 2007.

Net loss for the quarter ended March 31, 2008 was $1.3 million compared to net income of $0.3 million for the quarter ended March 31, 2007.

Adjusted EBITDA(1) for the quarter ended March 31, 2008 was $24.4 million, a decrease of $2.3 million, or 8.6%, as compared to Adjusted EBITDA for the quarter ended March 31, 2007.  Adjusted EBITDA was negatively impacted by the ongoing effects of a change in reimbursement policy affecting the Company’s business in North Carolina beginning in the third quarter of fiscal 2007.

(1) Adjusted EBITDA is a non-GAAP financial performance measure used by management, which is net income (loss) before interest expense and interest income, income taxes, depreciation and amortization, and certain non-operating expenses.  A reconciliation of Adjusted EBITDA to net (loss) income is provided on page 5.

Year-to-Date Results

Revenues for the six months ended March 31, 2008 were $477.6 million, an increase of $30.1 million, or 6.7%, over revenues for the six months ended March 31, 2007.  Approximately $4.0 million of this increase relates to acquisitions that closed during fiscal 2007. Excluding the revenue growth from these acquisitions, revenues increased $26.1 million, or 5.8%.  Approximately $20.7 million of this increase was due to growth in our existing programs. The remaining increase of $5.4 million was derived from new programs that began operations during fiscal 2007 and fiscal 2008.

Income from operations for the six months ended March 31, 2008 was $23.6 million, a decrease of $3.6 million as compared to income from operations for the six months ended March 31, 2007.  The operating margin was 4.9% for the six months ended March 31, 2008, a decrease from 6.1% for the six months ended March 31, 2007.

Net loss for the six months ended March 31, 2008 was $1.7 million compared to net income of $0.4 million for the six months ended March 31, 2007.

Adjusted EBITDA for the six months ended March 31, 2008 was $49.9 million, a decrease of $2.3 million, or 4.4%, as compared to Adjusted EBITDA for the six months ended March 31, 2007.  Adjusted EBITDA was negatively impacted by the ongoing effects of a change in reimbursement policy affecting the Company’s business in North Carolina beginning in the third quarter of fiscal 2007.  In addition, increased investments by the Company in new program starts during the period significantly increased the cost of revenues, further reducing Adjusted EBITDA.

The reported results are available on the Company’s investor relations web site at www.tmnfinancials.com. The user name “mentor” and the password “results” are required in order to access this site. In addition, National Mentor Holdings, Inc. will hold a conference call  Friday, May 16, 2008 at 11:00 a.m. EST to discuss its financial results. The call will be broadcast live on the web at www.tmnfinancials.com and at www.fulldisclosure.com. A rebroadcast of the call will be available on both web sites until 5:00 p.m. EST on Friday, May 23, 2008. Those wishing to participate in the May 16 conference call by telephone are required to email their name and affiliation to dwight.robson@thementornetwork.com for dial-in information.

National Mentor Holdings, Inc., which markets its services under the name The MENTOR Network, is a leading provider of home and community-based human services to individuals with intellectual/developmental disabilities, at-risk children and youth with emotional, behavioral or medically complex needs and their families, and persons with acquired brain injury.  The MENTOR Network’s customized services offer its clients, as well as the payers of these services, an attractive, cost-effective alternative to human services provided in large, institutional settings.  The MENTOR Network provides services to clients in 37 states.

* * * * * * * * * * *

From time to time, the Company may make forward-looking statements in its public disclosures. The forward-looking statements are based on estimates and assumptions made by management of the Company and are believed to be reasonable, although they are inherently uncertain and difficult to predict.  The forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from any such forward-looking statements, including the risks and uncertainties disclosed as Forward-Looking Statements and Risk Factors included in the Company’s filings with the Securities and Exchange Commission.

This press release includes presentations of Adjusted EBITDA because it is the primary measure used by management to assess financial performance.  Adjusted EBITDA represents net income (loss) before interest expense and interest income, income taxes, depreciation and amortization, and certain non-operating expenses.  Reconciliations of net income (loss) to Adjusted EBITDA are presented within the tables below. Adjusted EBITDA does not represent and should not be considered an alternative to net income or cash flows from operations, as determined by accounting principles generally accepted in the United States, or GAAP.  While Adjusted EBITDA is frequently used as a measure of financial performance and the ability to meet debt service requirements, it is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the method of calculation.

Selected Financial Highlights

($ in thousands)

(unaudited)

	Three Months Ended		Six Months Ended
	March 31		March 31
	2008	2007	2008	2007
Statements of Operations Data:
Net revenues	$240,207	$227,223	$477,606	$447,536
Cost of revenues	182,208	170,719	362,307	336,809
Gross profit	57,999	56,504	115,299	110,727
General and administrative expenses	33,764	30,088	66,198	58,961
Depreciation and amortization	12,806	12,222	25,524	24,540
Income from operations	11,429	14,194	23,577	27,226
Management fee of related party (1)	(339)	(214)	(791)	(438)
Other expense, net	(217)	(334)	(184)	(319)
Interest income	163	305	452	536
Interest expense	(12,000)	(12,628)	(24,183)	(25,474)
(Loss) income before provision for income taxes	(964)	1,323	(1,129)	1,531
Provision for income taxes	375	1,035	529	1,098
Net (loss) income	$(1,339)	$288	$(1,658)	$433

Additional financial data:
Program rent expense (2)	$5,998	$5,341	$12,034	$10,495
Adjusted EBITDA (3)	$24,390	$26,692	$49,851	$52,127

Reconciliation of Non-GAAP Financial Measures

($ in thousands)

(Unaudited)

	Three Months Ended		Six Months Ended
	March 31		March 31
	2008	2007	2008	2007
Reconciliation from Net (loss) income to Adjusted EBITDA:
Net (loss) income	$(1,339)	$288	$(1,658)	$433
Provision for income taxes	375	1,035	529	1,098
Interest income	(163)	(305)	(452)	(536)
Interest expense	12,000	12,628	24,183	25,474
Depreciation and amortization	12,806	12,222	25,524	24,540
Management fee of related party(1)	339	214	791	438
Loss on disposal of property and equipment	115	331	405	401
Gain on disposal of business units	(35)	—	(65)	—
Stock-based compensation (4)	292	279	594	279
Adjusted EBITDA (3)	$24,390	$26,692	$49,851	$52,127

Selected Balance Sheet and Cash Flow Highlights

($ in thousands)

(unaudited)

	As of
	March 31, 2008	September 30, 2007
Balance Sheet Data:
Cash and cash equivalents	$37,688	$29,373
Working capital	61,321	57,297
Total assets	1,006,360	1,012,628
Total debt (5)	515,243	516,295
Shareholders’ equity	235,714	246,031

	Six Months Ended
	March 31, 2008	March 31, 2007
Other Financial Data :
Cash flows provided by (used in):
Operating activities	$24,707	$14,484
Investing activities	(14,262)	(29,429)
Financing activities	(2,130)	(4,505)

Purchases of property and equipment	9,140	5,960
Cash paid for acquisitions, net of cash received.	5,876	24,666

(1)	Represents management fees paid to Vestar Capital Partners V, L.P.
(2)	Program rent expense is defined as lease expenses related to buildings directly utilized in providing services to clients.
(3)	Adjusted EBITDA represents net income (loss) before interest expense and interest income, income taxes, depreciation and amortization, and certain non-operating expenses.
(4)	Represents non-cash stock-based compensation expense.
(5)	Total debt includes obligations under capital leases.

CONTACT: Dwight Robson at 617-790-4293 or dwight.robson@thementornetwork.com.

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